Exhibit 99.1

January 8, 2008

Dear Fellow Shareholders,

On December 31, 2007, we filed our Form 10-KSB announcing September 30, 2007 fiscal year end results for Treaty Oak Bancorp, Inc. (“TOBI” or the “Company”) and our wholly owned subsidiary Treaty Oak Bank (“TOB” or the “Bank”).  I am pleased to share that total assets of Treaty Oak Bank as of September 30, 2007 were $110.5 million, up from $91.3 million at the prior fiscal year end September 30, 2006.  Further, as of September 30, 2007 net loans had grown to approximately $84 million from $60 million at the prior  fiscal year end.  Also, total deposits as of September 30, 2007, were $99.6 million compared with $81.5 million at September 30, 2006.  Net income of the Bank for the twelve months ended September 30, 2007 was $870,000 compared with $508,000 for the fiscal year ended September 30, 2006.  The Company’s total assets on a consolidated basis as of September 30, 2007, had increased to  $115.3 million, up from $99 million at the prior fiscal year end, and again on a consolidated basis, net income of TOBI was $265,000 ($.09 per share) through September 30, 2007 compared with $195,000 ($.07 per share) for the same twelve month period the prior fiscal year.  I encourage you to view our entire September 30, 2007 10-KSB at http://www.sec.gov/edgar.shtml (search for company filings under Treaty Oak Bancorp).

Looking back over the year ended September 30, 2007, a great deal transpired involving Treaty Oak.  In October, 2006, with your approval, we merged our founding shareholder and top-tier holding company Treaty Oak Holdings, Inc. into Treaty Oak Bancorp, thereby significantly simplifying our organizational structure and lessening the administrative time obligations of our management.  On July, 10, 2007, after perhaps 45 days delay as a result of torrential rainfall in the Texas Hill Country, our Marble Falls, Texas branch opened.  This was our first de novo branch site outside of Austin and Texline.  In October, 2007, we opened our small satellite office in the Querencia retirement community in the Barton Creek Estates neighborhood of southwest Austin, and by the time you read this letter our 3,200 square foot full service branch will open on January 7th right down the street from Querencia in the Barton Creek community.  We were fortunate to encourage long-time Austin banker and civic leader Marilla King to return to banking to manage both of our Barton Creek locations.  We have also committed to open a branch in the re-development project for the former campus of Concordia University in central Austin that is known as East Avenue.  And on a sad note during the past year, we lost our former CFO Sandra Ellsworth and director and good friend Bill Willis to battles with cancer.

Finally, subsequent to our fiscal year end as explained in my letter of November, 2007, our board of directors is recommending that we reclassify Treaty Oak Bancorp, Inc. shares of common stock held by shareholders of record of fewer than 2,500 shares into shares of a newly authorized Series A preferred stock on a one-for-one basis.  This action, if approved by our shareholders at our February 25, 2008 annual meeting, should result in our common shareholders of record being reduced to fewer than 300 thereby allowing us to deregister our Treaty Oak Bancorp common shares with the Securities and Exchange Commission and terminating our SEC reporting obligations.  As noted in my earlier letter, this action should save us as much as $800,000 over a three year period.  The definitive proxy statement detailing the proposed transaction will come to you in the mail shortly.

Before closing I want to address our competitive situation and the economic environment in our market areas.  As I’ve said before, deposits are the fuel that drives the growth of our Bank.  Thanks to those of you who bank with us and who’ve been outstanding business referral sources.  As noted above, our deposit growth has been healthy; in fact, the FDIC reports that as of June 30, 2007, Treaty Oak Bank’s share of deposits in our primary 78746 West Lake Hills zip code area was 8.32%, placing us fifth among 21 financial institutions with a branch or branches in this market.  But we can’t sit still; we must continually focus on our commitment to customer service, expand our service and product offerings to our customers and remain vigilant because of the highly competitive markets we serve.  I would be remiss if I failed to ask for your business, your referrals and your feedback regarding the job we do meeting your banking needs.

As always, best regards and best wishes for a safe and prosperous 2008!

Sincerely,

Jeffrey L. Nash

President and Chief Executive Officer

Additional Information

The Company has filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the going-private transaction described above and will file a definitive proxy statement upon completion of the SEC review.  The definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the Amendment to the Company’s Articles of Incorporation to effect the going-private transaction (the “Amendment”).  Shareholders are urged to read the definitive proxy statement carefully as it will contain important information that shareholders should understand and consider before voting on the Amendment.  Copies of the definitive proxy statement, when it becomes available, may be obtained at the SEC’s website, www.sec.gov.  Free copies of the definitive proxy statement (when available) and other documents filed by the Company with the SEC may also be obtained by directing a request to Treaty Oak Bancorp, Inc, 101 Westlake Drive, Austin, Texas 78746, Attention: Coralie Pledger, telephone: (512) 617-3600.

Treaty Oak, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Treaty Oak’s shareholders in connection with the transaction described above. Information regarding such persons and a description of their interests in the transaction is contained in the proxy statement to be filed with the SEC. Information concerning beneficial ownership of Treaty Oak stock by its directors and executive officers is included in the preliminary proxy statement on file with the SEC.